UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 11, 2006 (May 5, 2006)

TETON ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-31679	84-1482290
(State of Incorporation)	(Commission File No.)	(IRS Employer
Identification No.)

410 17th Street, Suite 1850

Denver, CO 80202

(Address of principal executive offices, including zip code)

(303) 565-4600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2 — FINANCIAL INFORMATION

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

On April 11, 2006, Teton Energy Corporation (“we,” “us,” or the “Company”) filed a current report on Form 8-K reporting that on April 10, 2006, we had signed a binding definitive purchase and sale agreement (the “Agreement”) with American Oil & Gas, Inc. (“American”) entitling us to acquire a 25% leasehold interest in certain undeveloped oil and gas leases covering approximately 45,000 net mineral acres in the Williston Basin in North Dakota.  The closing of the transaction was subject to the satisfactory results of a due diligence investigation.  At the time we also reported that we expected to close the transaction on or before May 5, 2006, provided that the contingencies — principally due diligence related — set forth in the Agreement were met.

On May 5, 2006, we closed the acquisition transaction with American.  As originally announced, the Agreement provided that we would purchase a 25% interest in American’s 45,000 net (65,000 gross) acres for $5 million, with $2 million to be paid at closing and the balance (or $3 million) to be paid in respect of American’s obligations between closing and June 1, 2007.

Between the signing of the Agreement and closing, American acquired additional acreage within the area of mutual interest. The final acreage count on May 5 was approximately 58,000 net acres, resulting in a final purchase price of $6.16 million or $420 per acre for the 25% interest. At closing, we paid $2.46 million to American, which was funded from cash on hand. The remaining $3.69 million will be paid as provided in the Agreement between closing and June 1, 2007, and will be used to fund American’s 50% working interest for drilling and completion on the first two wells. The $3.69 million is in addition to our obligation to fund our own 25% working interest in all drilling and completion costs over the same period.

The Agreement also provides for the establishment of an Area of Mutual Interest with American that will give either of us the right to purchase additional leases acquired by the other party in the Area of Mutual Interest through October 1, 2010.

As a result of the closing, we now own 25% of the subject acreage, American owns 50% of the acreage, and Evertson Operating Company, the designated operator for the project, owns the remaining 25% of the acreage.

SECTION 9 — FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01     FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits.

Exhibit No.	Description

99.1	Press Release dated May 9, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned.

Dated:  May 11, 2006                                                                                                                                                                                 TETON ENERGY CORPORATION

By:	/s/ Karl F. Arleth
Karl F. Arleth, Chief Executive Officer and President

INDEX TO EXHIBITS

Exhibit No.	Exhibit

99.1	Press Release of Teton Energy Corporation dated May 9, 2006.